Exhibit 10.6

AXCELIS TECHNOLOGIES, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT, dated ____________ __, 20__, is made by and between Axcelis Technologies, Inc. (the “Company”), and ________________________ (the “Executive”) residing at _______________________________________________.

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Executive is expected to make, due to the Executive's intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and problems, a significant contribution to the profitability, growth and financial strength of the Company; and

WHEREAS, the Company, as a publicly held corporation, recognizes that the possibility of a Change in Control may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the Executive in the performance of the Executive's duties, to the detriment of the Company and its stockholders; and

WHEREAS, it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of management personnel, including the Executive, to their assigned duties without distraction and to ensure the continued availability to the Company of the Executive in the event of a Change in Control.

THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.            Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein are defined in Appendix A.

2.           Term of Agreement. The term of this Agreement (the “Term”) shall commence on ___________, 20__ and shall continue in effect through January 1, 20___; provided, however, that commencing on January 1, 20__ and each January 1st thereafter, the Term shall automatically be extended for one additional year unless, not later than April 1 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire on the last day of the twenty-fourth (24th) month following the month in which such Change in Control occurred.

3.           Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants in Section 4, the Company, under the conditions described herein, shall pay the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments shall be payable under this Agreement unless there shall have been (or, pursuant to the second sentence of Section 6.1, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.           The Executive's Covenants. Subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, the Executive shall remain in the employ of the Company until the earliest of (i) the date which is six (6) months from the date of the first occurrence of a Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

5.            Compensation Following a Change of Control.

5.1.        Minimum Compensation. Following a Change in Control, at a minimum, the Company shall pay the Base Salary to the Executive through the Date of Termination (as defined in Section 7.2), together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Change of Control or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.2.        Executive Disability.  Notwithstanding any provision of any short or long-term disability plan, in the event that the Executive fails, due to a mental or physical disability, to perform the Executive's full‑time duties with the Company following a Change of Control, the Company’s obligations under Section 5.1 shall continue until the Executive resumes the full time performance of such duties or the Executive's employment is terminated by the Company for Disability (as defined in Appendix A).

5.3.        Other Separation Benefits.  Except as provided in the last two sentences of this section, if the Executive's employment shall be terminated for any reason following a Change in Control, in addition to any payments and benefits due under this Agreement, the Company shall pay or provide to the Executive any post‑termination compensation and benefits as may be due under any retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason (“Other Termination Programs”).  Such post-termination compensation and benefits shall be determined under, and paid in accordance with the provisions of the Other Termination Programs.  Notwithstanding the foregoing, if the Executive is entitled to receive cash separation pay under both this Agreement and [the Employment Agreement with the Executive dated November 6, 2007] [the Executive Separation Pay Agreement with the Executive dated {________ __, 20__}{March 5, 2015}] (the “Other Separation Benefit”) for the same termination of employment, then the Executive shall receive the greater of the two cash amounts due but not the aggregate of the amounts under both this Agreement and the Other Separation Benefit.  With respect to any non-cash benefits due under the Other Separation Benefit, the Executive shall be entitled to receive such non-cash benefit if due thereunder to the extent not also due under this Agreement.

6.           Severance Payments.

6.1.        Events Triggering Severance Payments.  If the Executive's employment is terminated within twenty-four (24) months following a Change in Control, other than (a) by the Company for Cause, (b) by reason of death or Disability, or (c) by the Executive without Good Reason, then the Company shall, provided Executive delivers a Release in accordance with Section 6.2, pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5.  For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated within twenty-four (24) months following a Change in Control and during the Term by the Company without Cause or by the Executive with Good Reason, if:

(A)  (i) the Executive's employment is terminated by the Company without Cause during a Potential Change in Control Period, or (ii) the Executive terminates Executive’s employment for Good Reason during a Potential Change in Control Period; and

(B)  a Change of Control actually occurs before the end of the Potential Change in Control Period.

In the event that the Executive's employment is terminated in the manner described in the preceding sentence during a Potential Change in Control Period, Executive shall be entitled to the benefits of this Agreement (subject to the provisions of Section 5.3) as if Executive’s employment were terminated immediately after the Change in Control, provided that if the benefits of Section 6.6 are not available, given the lapse of time between the Executive’s actual termination of employment and Executive’s entitlement to such benefits, the Company shall provide an equivalent value to the Executive.  Accordingly, the Executive shall not be entitled to benefits pursuant to this Section 6 unless a Change in Control shall have occurred during the Term.

2.1.        Release.  Notwithstanding anything to the contrary herein, the payment to the Executive of any Severance Payments shall be subject to the execution and non-revocation by the Executive of the Company’s standard form of release in favor of the Company and its Affiliates, as in effect immediately prior to the Change in Control (a “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to Severance Payments under this Agreement.  In the event the termination of employment occurs within sixty (60) days before the end of a calendar year, any Severance Payments that would be considered Deferred Payments (as defined below) will be paid on the first payroll date to occur that occurs (a) during the following calendar year and (b) after the date the Release becomes effective and non-revocable.

2.2.        Lump Sum Severance Payment.  The Company shall pay to the Executive a lump sum severance payment, in cash, equal to [2] [1.5] times the sum of (a) the Base Salary, and (b) the target annual bonus opportunity communicated to the Executive under the Company's annual incentive plan for the fiscal year in which the Date of Termination occurs.  Such target annual bonus shall be determined without giving effect to any event or circumstance constituting Good Reason, and assuming for this purpose attainment of 100% of any applicable target or individual performance assessment.  If the applicable target bonus for the Executive would have been pro-rated for a partial fiscal year, such target bonus shall be recalculated for purposes of this Section 6.3 to equal the amount for which the Executive would have been eligible for the entire fiscal year.

2.3.        Post Termination Benefits.  For the [two year] [eighteen (18) month] period immediately following the Date of Termination, the Company shall arrange to provide the Executive and the Executive’s dependents health insurance benefits substantially similar to those provided to the Executive and the Executive’s dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and the Executive’s dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason.  The Company’s obligations to the Executive under the foregoing sentence shall be fulfilled [for the first 18 months of such two year period] if Executive elects to continue health coverage under the Company’s health plan in accordance with the continuation requirements of the Consolidated Omnibus Budget Reconciliation Act (COBRA), and the Company pays for the full cost of such coverage until the end of the eighteenth month after the

Date of Termination.  In addition, the Executive shall be entitled to receive all benefits accrued by the Executive as of the Date of Termination under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans. The cost of providing the benefits set forth in this Section 6.4 shall be in addition to (and shall not reduce) the Severance Payments.

2.4.        Pro-Rated Current Year Cash Incentive.  The Company shall pay to the Executive a prorated portion of the Executive's target annual bonus opportunity communicated to the Executive under the Company's annual incentive plan for the fiscal year in which the Date of Termination occurs.  Such target annual bonus shall be determined without giving effect to any event or circumstance constituting Good Reason, and assuming for this purpose attainment of 100% of any applicable target or individual performance assessment.  The pro-rated amount due under this Section 6.5 shall be calculated by multiplying (i) target annual bonus opportunity by (ii) a fraction, the numerator of which is the number of days in the applicable fiscal year through the Date of Termination and the denominator of which is 365.  The foregoing payment shall be reduced by the sum of any amounts previously paid to the Executive with respect to such annual bonus opportunity.

2.5.        Acceleration of Vesting of Equity Awards.  Notwithstanding anything to the contrary contained in any equity plan or arrangement of the Company or any agreement between the Company and the Executive (but subject to the provisions of Section 6.10(d)), upon the occurrence of a Change in Control, any outstanding stock option, restricted stock or other equity or equity-based award granted to the Executive shall become immediately vested and exercisable if the Executive becomes entitled to Severance Payments.

2.6.        No Mitigation. If the Executive's employment with the Company terminates following a Change in Control, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6.   The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

2.7.        Limitation on Payments. In the event that the Severance Payments and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 6.8, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either:

(a) delivered in full, or

(b) delivered to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in receipt by the Executive on an after-tax basis, of the greatest amount of payment and benefits.

If a reduction in Severance Payments and other benefits constituting “parachute payments” is necessary so that payments and benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled on a pro-rata basis as between equity awards that are covered by Section 409A of the Code and those that are not (or such other manner that complies with Section 409A of the Code).

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 6.8 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company. For purposes of making the calculations required by this Section 6.8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 6.8.

2.8.        Timing of Payments.   Subject to Section 6.2 and Section 6.10, the payments provided in Sections 6.3 and 6.5 shall be made on the eighth (8th) day following the delivery of a Release.

2.9.        Internal Revenue Code Section 409A.

a)       Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

b)       For purposes of payment of any Deferred Payments under this Agreement, the Executive’s employment with the Company will not be treated as terminated unless and until such termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code.  If the Executive is a “specified employee” within the meaning of

Section 409A of the Code at the time of the Executive’s separation from service, any Deferred Payments that otherwise are payable within the first six (6) months following the Executive’s separation from service will become payable on the first payroll date that occurs on or after the earliest of (x) the date six (6) months and one (1) day following the date of the Executive’s separation from service, (y) the date of the Executive’s death, and (z) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, any payments delayed in accordance with this paragraph will be paid to the Executive in a lump sum, and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. No interest shall be due on any amounts so deferred.

c)       Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (b) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (b) above.

d)       Amounts paid pursuant to Section 6.4 (that is, continued health insurance premiums) are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulations Section 1.409A-1(b)(9)(v)(B) and to the extent not so exempt or otherwise exempt, are intended to be paid in compliance with Treasury Regulations Section 1.409A-3(a)(1), the provisions of which are expressly incorporated into this Agreement by reference.

e)       It is intended that all of the benefits and payments under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt. The Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A of the Code. In no event will the Company reimburse the Executive for any taxes that may be imposed on the Executive as result of Section 409A of the Code.

3.           Termination Procedures and Disputes.

3.1.        Notice of Termination. After a Change in Control, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 9. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i), (ii) or (iii) of the definition of Cause herein, and specifying the particulars thereof in detail.

3.2.        Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive's employment after a Change in Control, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided, that the Executive shall not have returned to the full‑time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than ninety (90) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

3.3.        Board Authority.  All claims by the Executive for benefits under this Agreement shall be directed to the Chairman of the Board of Directors and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied.

3.4.        Arbitration; Specific Performance of Pre-Termination Pay.  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

3.5.        Reimbursement for Good Faith Enforcement Expense.   The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The Executive's reimbursement rights described in this Section 7.5 shall remain in effect for the life of the Executive, provided, that, in order for the Executive to be entitled to reimbursement hereunder, the Executive must submit the written reimbursement request described above within 180 days following the date upon which the applicable fee or expense is incurred.

4.          Successors; Binding Agreement.

4.1.       Assumption of Obligations by Successor.  In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

4.2.        Benefit to Executive’s Representatives and Estate.  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

5.           Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Company, to its principal office to the attention of the Chief Executive Officer of the Company with a copy to its clerk or Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.           Miscellaneous.

6.1.        No Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.2.        Entire Agreement.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall not supersede the Indemnification Agreement between the Executive and the Company, and [the Employment Agreement with the Executive dated November 6, 2007] [the Executive Separation Pay Agreement with the Executive dated {_____________ __, 20__} {March 5, 2015}], although Section 5.3 addresses the interaction of this Agreement and such other agreement.

6.3.        Governing Law.   The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

6.4.        References to Legal Provisions.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

6.5.        Performance After Term.  The obligations of the Company under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7) shall survive such expiration.

6.6.        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.7.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AXCELIS TECHNOLOGIES, INC.

By:
Name:
Title:

[Executive]

Appendix A – Definitions to Change of Control Agreement

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Base Salary” shall mean the annual base salary in effect for the Executive immediately prior to a Change in Control, as such salary may be increased from time to time during the Term (in which case such increased amount shall be the Base Salary for purposes hereof), but without giving effect to any reduction thereto.

 “Beneficial Owner” shall have the meaning set forth in Rule 13d‑3 under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Cause” for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive (other than any such failure resulting from (A) the Executive's incapacity due to physical or mental illness, (B) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason or (C) the Company's active or passive obstruction of the performance of the Executive's duties and responsibilities) to perform substantially the duties and responsibilities of the Executive's position with the Company after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed such duties or responsibilities; (ii) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct; or (iii) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Executive's part shall be deemed “willful” unless committed or omitted by the Executive in bad faith and without reasonable belief that the Executive's act or failure to act was in, or not opposed to, the best interest of the Company. It is also expressly understood that the Executive's attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved the Executive's engagement in such activities.

A “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall have occurred:

a)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section (c) below;

b)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

c)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

d)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of Persons which includes the Executive, acquiring, directly or indirectly, 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall mean Axcelis Technologies, Inc. and, except in determining whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

“Date of Termination” shall have the meaning set forth in Section 7.2.

“Deferred Payments”  means any payments or benefits provided for in this Agreement and/or under any other agreement that are deemed to be deferred compensation within the meaning of Section 409A of the Code.

“Disability” shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full‑time performance of the Executive's duties with the Company for a period of one hundred twenty (120) days, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full‑time performance of the Executive's duties.  Any question as to the existence of the Executive's Disability upon which the Executive and the Company cannot agree shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive's immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement, absent fraud.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Executive” shall mean the individual named in the first paragraph of this Agreement.

“Firm” shall have the meaning set forth in Section 6.8.

“Good Reason” for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in the second sentence of Section 6.1 (treating all references in subsections (A) through (F) below (but not including subsection (G) below) to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in subsection (A), (B), (C), (D), (E) or (G) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A)    an adverse change in the Executive's role or position(s) as an officer of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in the Executive's role or position as a result of a diminution of the Executive's duties or responsibilities (other than, if applicable, any such change directly and solely attributable to the fact that the Company is no longer publicly owned) or the assignment to the Executive of any duties or responsibilities which are inconsistent with such role or position(s), or any removal of the Executive from, or any failure to reappoint or reelect the Executive to, such position(s);

(B)    a reduction in the Executive's Base Salary;

(C)    the failure by the Company or any subsidiary of the Company to continue in effect any Plan in which the Executive is participating at the time of the Change in Control (or Plans providing the Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect the Executive's continued participation in any of such Plans on at least as favorable a basis to the Executive as is the case on the date of the Change in Control or which would materially reduce the Executive's benefits in the future under any of such Plans or deprive the Executive of any material benefit enjoyed by the Executive at the time of the Change in Control;

(D)    the Company requiring the Executive to be based at an office that is greater than 50 miles from where the Executive's office is located immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company prior to the Change in Control;

(E)    any unreasonable refusal by the Company to continue to allow the Executive to attend to matters or engage in activities not directly related to the business of the Company which, prior to the Change in Control, the Executive was permitted by the Board to attend to or engage in;

(F)     any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1; for purposes of this Agreement, no such purported termination shall be effective; or

(G)     a breach by the Company of its obligations under Section 8.1 hereof.

The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. In order for Good Reason to exist hereunder, the Executive must provide notice to the Company of the existence of the condition or circumstance described above within 90 days of the initial existence of the condition or circumstance (or, if later, within 90 days of the Executive's becoming aware of such condition or circumstance), and the Company must have failed to cure such condition within 30 days of the receipt of such notice. Subject to the preceding sentence, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any good faith claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

“Notice of Termination” shall have the meaning set forth in Section 7.1.

“Other Termination Programs” shall have the meaning set forth in Section 5.3.

Other Separation Benefit” shall have the meaning set forth in Section 5.3.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” shall mean any compensation plan such as an incentive plan, or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation or vacation plan or policy or any other plan, program or policy of the Company or its subsidiaries intended to benefit employees, but excluding following a Change in Control (but not during a Potential Change in Control Period) any stock option, restricted stock or other stock-based plan or benefit except with respect to any awards outstanding under any such plan as of the date of the Change in Control.

“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

(A)   the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(B)     the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(C)    any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

(D)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

“Potential Change in Control Period” shall commence upon the occurrence of a Potential Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to clause (A), immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to clause (B), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control, or (iii) with respect to a Potential Change in Control occurring pursuant to clauses (C) or (D), upon the one year anniversary of the occurrence of a Potential Change in Control (or such earlier date as may be determined by the Board). Multiple Potential Change in Control Periods may occur during the Term, and may overlap or be consecutive in time.

“Release” shall have the meaning set forth in Section 6.2.

“Release Deadline” shall have the meaning set forth in Section 6.2.

“Section 409A Limit” means the lesser of two times: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulations 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

“Severance Payments” shall have the meaning set forth in Section 6.1.

“Term” shall mean the period of time described in Section 2 (including any extension, continuation or termination described therein).